EXHIBIT 10.18

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement is dated December 5, 2001 and is entered into by and between the following Parties:

NSP:	Nature’s Sunshine Products, Inc.
75 East 1700 South
Provo, UT 84606
Fax: (801) 342-4555

HET:
HealtheTech, Inc.
523 Park Point Drive, Third Floor
Golden, CO 80401
Fax: 303-526-5186

who agree as follows:

SECTION 1—INTRODUCTION AND DEFINITIONS

1.1 HET and its BodyGem System. HET is a Delaware corporation engaged in the business of creating and/or acquiring new, innovative and safe technologies, products, and services to promote and further the health and well-being of its customers. HET has created and/or acquired proprietary technology relating to the reading or measuring of a person’s metabolism. HET has utilized this technology to create a system, including services, devices, disposables and know-how, under the name, service mark and trademark BodyGem™. The BodyGem system includes devices, disposables and know-how to facilitate metabolism measurements in a safe, convenient and cost effective manner. As used in this Agreement, the “BodyGem System” will mean the devices, disposables, technology and know-how of HET relating to the measurement or reading of metabolism, in their then-most-current commercialized form for non-medical device applications. The BodyGem System includes, without limitation, the subject matter described in Exhibit A. As HET creates or acquires improvements to the commercialized BodyGem System or commercializes new developments and inventions relating to the measurement or reading of metabolism that are incorporated into a new commercialized version of the BodyGem System, HET shall offer to NSP these new technologies under the terms of this Agreement as part of the BodyGem System. Prices will be reasonably increased or decreased relative to current pricing herein to reflect any increase or decrease in the cost of manufacturing of the applicable BodyGem Devices and BodyGem Disposables having these new technologies. Each such price increase or decrease will be documented by the Parties. For the purposes of this Agreement, the following definitions also apply:

“BodyGem Services” are the services and methods of measuring or reading a

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person’s metabolism using the BodyGem System for non-medical applications. BodyGem Services specifically exclude any services that are subject to Medicare/Medicaid or other health care provider reimbursement.

“BodyGem Devices” are the devices, instrumentation, and equipment of the BodyGem System used to measure or read a person’s metabolism. Exhibit A hereto lists the currently commercialized BodyGem Devices. BodyGem Devices also include applicable packaging and user documentation for those devices.

“BodyGem Disposables” are the single-use disposables and supplies used in the BodyGem System in delivering or performing BodyGem Services. BodyGem Disposables include the HET supplied mouthpiece and/or facemask identified in Exhibit A and also includes any accompanying packaging and user documentation for the disposable units.

“Multi-Level Direct Sales” shall mean direct marketing and/or sales of services to consumers using independent representatives and/or authorized distributor sales force, and may for the purposes of this definition, include the direct marketing and/or sales of products necessary to perform such services to such independent representatives or sales force.

1.2 NSP, its Business and NSP Distributors. NSP is a Utah corporation engaged in the business of creating and/or acquiring new, innovative and safe products and services which it sells through its Multi-Level Direct Sales distribution and marketing channels and organization. These channels and organization include managers, distributors and sales representatives who purchase products and/or services from NSP for resale to their customers. These managers, distributors and sales representatives are referred to herein as “NSP Distributors.” NSP Distributors are not employees of NSP, but participate as independent contractors in NSP’s Multi-Level Direct Sales distribution and marketing channels and organization.

1.3 Intent of Agreement. The Parties intend through this Agreement for: (a) HET to grant to NSP exclusive BodyGem System distribution, sales, marketing and commercialization rights in the area of Multi-Level Direct Sales; and to (b) define the performance criteria needed to maintain the exclusivity of such rights, as more fully described below.

SECTION 2—RIGHTS, LICENSES, EXCLUSIVITY AND PROMOTION

2.1 Grant of License. HET hereby grants to NSP the exclusive world-wide BodyGem Services and BodyGem System distribution, sales, marketing and commercialization rights in the area of Multi-Level Direct Sales. This exclusive right is intended to allow BodyGem Services sales by NSP Distributors directly to end-user consumers using the HET supplied BodyGem System (including devices and disposables), and is subject to the limitations provided in section 2.3.1 and section 2.3 below. To enable or facilitate these rights, HET hereby grants to NSP the world-wide

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right and license: (a) to use and practice the BodyGem System and to authorize and sublicense NSP Distributors to use and practice the BodyGem System for the purpose of selling, delivering and/or performing BodyGem Services to or for their customers; (b) to buy BodyGem Devices and BodyGem Disposables from HET, and (c) to sell BodyGem Devices and BodyGem Disposables to NSP Distributors for the purpose of facilitating NSP Distributor sales of the BodyGem Services. The rights and licenses granted under this Section 2.1 are referred to as the “License.”

2.2 NSP BodyGem Service Sales Customers. NSP and NSP Distributors may sell, deliver and/or perform BodyGem Services to any end-user customers outside of the Health Care Provider setting. The “Health Care Provider” setting consists of: hospitals; licensed health care provider clinics, offices, establishments or institutions; licensed physician’s offices; and public health institutions; but expressly excludes any of the foregoing which may be an NSP Distributor, or have an NSP Distributor on-site, or may be owned, operated or managed by an NSP Distributor engaged in Multi-Level Direct Sales for NSP. NSP acknowledges that the BodyGem System is not a medical device and that BodyGem Services by NSP Distributors are not intended to be reimbursable health services under Medicare, Medicaid or other health care provider reimbursement plans.

2.3 Exclusion from License. The License does not include any right for NSP to sell any BodyGem Devices or BodyGem Disposables to any person who is not an NSP Distributor. Additionally, the License does not include any exclusive rights to make any sales of BodyGem Services in the non-exclusive territory identified in section 2.3.1 below (i.e., such rights are non-exclusive).

2.3.1 Non-Exclusive Territory. NSP’s exclusive BodyGem Services sales rights specifically excludes any exclusive right to make BodyGem Services sales (other than from or through Multi-Level Direct Sales) in: (i) Day-Spa or Salon establishments; (ii) third party retail stores (retail stores not wholly-owned by NSP or a NSP distributor); or (iii) any corporation or educational institution health, wellness or research facility. NSP’s and NSP Distributors’ BodyGem Services sales rights and the License in these settings are strictly non-exclusive.

2.4 Exclusivity. Because of the exclusivity granted to NSP, HET warrants that it has not and will not, grant any rights directly or indirectly to any third party that violates the exclusivity of the distribution, sales, marketing and commercialization rights granted to NSP in section 2.1 herein. It is agreed that this exclusivity granted to NSP does not prevent HET from selling, delivering or performing BodyGem Services to its customers through consumer retail stores or from authorizing others to do so, even if NSP Distributors sell, deliver or perform BodyGem Services in consumer retail stores.

2.5 Preservation of Exclusivity. In order for NSP to retain the exclusivity of it’s exclusive rights provided in section 2.1, NSP must meet or exceed the following purchase “Targets” for purchasing both BodyGem Devices and BodyGem Disposables from HET:

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Purchase Targets for BodyGem Devices:

Quantity Ordered	Period (all quarters are calendar quarters)

500 devices	Ordered on or before December 31, 2001
1,750 devices	Ordered during the first three quarters of 2002 combined
1,000 devices	Ordered during the last quarter of 2002
1,000 devices	Ordered during the first quarter of 2003
750 devices	Ordered during the second quarter of 2003

Purchase Targets for BodyGem Disposables:

Quantity Ordered	Period

50,000 units	Ordered on or before December 31, 2001
75,000 units	Ordered during the first two quarters of 2002 combined
100,000 units	Ordered during the third quarter of 2002
125,000 units	Ordered during the fourth quarter of 2002
125,000 units	Ordered during each subsequent quarter

2.5.1 Failure to Meet Purchase Targets. If a Purchase Target specified above is not met for any Period (unless due to the fault of HET or the unavailability of BodyGem Devices or BodyGem Disposables), then the exclusivity of the License shall end at the end of that Period and the License shall thereafter be non-exclusive for the remaining Term of the Agreement and NSP shall have no continuing right of exclusivity under this Agreement. If orders for any given Period exceed the Target Quantity Ordered, then the excess may be applied by NSP to any subsequent Period(s) in order to satisfy any subsequent Target(s).

2.6 BodyGem Name and Mark. HET grants to NSP the right to use the HealtheTech™ and BodyGem™ names and trademarks in a manner approved by HET as consistent with any HET specified branding requirements and guidelines, provided in advance by HET to NSP, in connection with the sales, distribution, marketing and commercialization of the BodyGem System to NSP Distributors, and further grants to NSP the right to sublicense to NSP Distributors the use of the HealtheTech™ and BodyGem™ names and trademarks in a manner consistent with the HET specified branding requirements and guidelines (as provided in advance by HET to NSP) in connection with sales, distribution, marketing and commercialization of the BodyGem Services BodyGem Services. HET reserves the right to deny any use of, or demand the immediate discontinuation of any application of, the HealtheTech™ and BodyGem™ names and trademarks that is inconsistent with such HET specified branding requirements and guidelines. The HET branding requirements and guidelines will be reasonable.

2.7 Promotion by NSP. In accordance with NSP’s normal business practices, NSP shall actively promote the BodyGem System to NSP Distributors through appropriately trained and

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qualified NSP personnel in appropriate NSP publications and at appropriate NSP conventions. It is HET’s responsibility to provide the appropriate training under Section 4. The HealtheTech and BodyGem branding, artwork, logo, and corporate identity specifications in the advertising and promotion activities of NSP relating to the BodyGem System must be approved by HET, but such approval will not be unreasonably withheld or delayed.

2.8 Promotion by HET. HET shall promote NSP’s and NSP Distributors’ BodyGem Services offerings in appropriate advertising, public relations and other marketing communications selected by HET and shall provide on the HET website a URL link to the NSP website to allow customers interested in BodyGem Services to find out more about receiving such services from a NSP Distributor.

2.9 Press Releases. Any press release by a party to this Agreement relating to the business relationship between with the other party shall be subject to the review and approval of the other party, and such approval shall be made promptly and not be unreasonably withheld. Each party agrees to submit any such press release to the other party for approval at lease one business day before any public release.

SECTION 3—SALE OF DEVICES AND DISPOSABLES TO NSP

3.1 BodyGem Devices. NSP may purchase the BodyGem Devices from HET at the following price and terms for the Term of this Agreement:

$995 per device (excluding shipping charges), F.O.B. HET’s distribution facilities in the United States.

BodyGem Devices are to be deployed into service by trained and qualified NSP personnel or NSP Distributors for the purpose of actively making sales of BodyGem Services to customers. All BodyGem Devices purchased by NSP shall not be resold by NSP, except to NSP Distributors, without the express written consent of HET. With each BodyGem Device purchased, NSP must order (or already have in inventory) an initial quantity of 100 disposables per BodyGem device to enable sufficient deployment of the device in the NSP Distributor field.

3.2 BodyGem Disposables. NSP may purchase the BodyGem Disposables from HET at the following prices and terms for the Term of this Agreement:

Quantity Ordered	Price per unit
0 – 25,000 units	$7.00/disposable
25,001 – 50,000 units	$6.00/disposable
50,001 – 75,000 units	$5.00/disposable
75,001 – 100,000 units	$4.00/disposable

Pricing for BodyGem Disposables (single-use mouthpiece or single-use face mask) shall be in accordance with the above table and quantity discount schedule. To qualify for volume discounts,

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unit volumes must be placed in a single purchase order to qualify for the discount. Prices are F.O.B. HET’s distribution facilities in the United States and do not include shipping charges.

3.3 Ordering by NSP. NSP shall order BodyGem Devices and BodyGem Disposables through purchase orders submitted to and accepted by HET. Each purchase order will include the quantity of the devices or disposables ordered and the destination(s) to which they shall be shipped by HET. NSP may designate the shipping date, method of shipment, carrier, and other relevant instructions in the purchase order. HET will use its best efforts to comply therewith. In the event that HET is unable to comply with any of the foregoing shipping formalities, HET will promptly give NSP notice thereof and notice of the substitute shipping performance that HET will actually be able to provide. NSP may cancel any order if HET’s noncompliance with the purchase order instructions is material.

3.4 Title and Risk of Loss. Title and risk of loss will pass to NSP upon shipment from HET distribution facilities of the device or disposable to the destination specified in the NSP purchase order.

3.5 Payment Terms. Upon or after delivery of an order of BodyGem Devices or BodyGem Disposables to NSP, HET shall invoice NSP for the order. Payment in full shall be due no later than thirty (30) days after NSP’s receipt of the invoice, provided that the invoice is properly stated and subject to NSP’s right to return—see Section 3.6 below. There shall be no fees or charges other than the purchase price specified in this Agreement and any applicable shipping (including shipping insurance specified by NSP) charges. NSP is responsible for the payment of shipping charges and any applicable sales taxes, customs fees, and tariffs necessary to facilitate the shipment to the destination specified by NSP. Purchase orders may be canceled at any time by NSP in writing prior to five business days before the specified or scheduled shipping date.

3.6 Returns. Any BodyGem Devices or BodyGem Disposables that are defective or damaged or not in conformance with their Specifications when received by NSP may be rejected and returned by NSP to HET at HET’s expense. The “Specifications” for a device or disposable are the descriptions and specifications published or otherwise stated by HET in the applicable written user instructions or product documentation. A BodyGem Device or BodyGem Disposable will be considered “defective” if in its operation or use it malfunctions, produces or causes erroneous results outside the product specification, is unsafe, fails to conform to its Specifications, or is otherwise materially defective. If during the Warranty Period (see Subsection 7.2 (g) below) it is discovered that a BodyGem Device or BodyGem Disposable is not in compliance with a warranty under Section 7.2, then it may be returned by NSP at HET’s expense for either a refund of the purchase price or for replacement with a device or disposable that is in compliance with the warranties of Section 7.2, as elected by HET. NSP must contact the HET Customer Support Department to report the intent to make a warranty return and request instructions for completing such a warranty return. HET will pay all shipping costs of providing such warranty replacements to NSP.

3.7 Price Increases. The prices set forth in Sections 3.1 and 3.2 are subject to increase by HET after the 18 month Initial Term of this Agreement. Such increases shall require at least 90 days

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advance notice to NSP and shall not occur more than once per year. No increase shall be more than once per year.

3.8 NSP Tracking. NSP shall keep accurate and current records of the sale or disposition of each BodyGem Device and BodyGem Disposable purchased under this Agreement by NSP to NSP Distributors or any third party. If HET desires, at its sole expense, to replace, upgrade or audit the internally recorded use of such devices upon reasonable notice to NSP, NSP shall facilitate prompt communication with the NSP Distributors to enable access to such devices.

SECTION 4—TRAINING, SUPPORT AND CONSULTATION

4.1 Initial Training. HET will provide the following initial training to NSP personnel and NSP Distributors designated by NSP:

(a)	Five (5) full days (eight hours/day) of initial product training by a HET designated trainer at HET directed to the theory and use of the BodyGem System. This initial training will be provided in five consecutive business days or in separate business days as designated by NSP, at dates specified by NSP and as agreed to by HET, and shall be allocated in no less than half-day (4 hour) increments. HET shall provide up to five (5) BodyGem Systems for use in this initial training and up to 25 sets of training hand-out materials per half day session. The providing of additional BodyGem Systems or handouts shall be subject to the fees provided in section 4.5 below.

(b)	All initial training shall be provided at HET facilities in Golden, Colorado unless requested otherwise by NSP and is subject to the fee schedule of section 4.5.

(c)	HET shall provide one HET trainer per half day session. If NSP requests more than one (1) HET trainer at any given session, fees for additional trainers shall be paid by NSP in accordance with the fee schedule of section 4.5 below.

4.2 On-going Training. If and as requested by NSP, HET will provide on-going BodyGem System theory and use training to NSP personnel and NSP Distributors designated by NSP on the following basis:

(a)	All on-going training shall be charged at a rate of six-hundred dollars ($600.00) per day per HET trainer and shall be charged in full day (8 hours) increments. Each $600 fee includes up to twenty-five (25) training hand-out packages and the use of up to five (5) BodyGem Systems. Any additional hand-out packages or BodyGem Systems shall be provided in accordance with the fee schedule of section 4.5.

(b)	All on-going training shall be provided at HET facilities in Golden, Colorado unless requested otherwise by NSP, and if conducted outside of HET’s Golden, Colorado facilities shall be subject to the fee schedule in section 4.5.

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(c)	HET shall use all reasonable efforts to accommodate the time and place for NSP requested on-going training, but any on-going training shall be schedule by mutual agreement of the parties.

4.3 Customer Support. At no charge, HET shall provide on-going customer support to NSP and NSP Distributors designated by NSP relating to the BodyGem System. This customer support shall be provided at regular HET customer support hours ( currently 8:30 a.m. to 5:30 p.m. MST).

4.4 Training Forecasts. In order to provide reasonable notice to HET of known NSP or NSP Distributor training requirements, NSP agrees to give non-binding good faith training demand forecasts at the beginning of each month for the following 60 day period during the Term of this Agreement. All forecasts shall be in writing and shall specify the number of attendees and the desired location and duration (in half-day increments).

4.5 Training Fee Schedule. Additional training services that are not otherwise specified as no-charge to NSP under this section 4 shall be provided by HET and reimbursed by NSP in accordance with the following fee schedule:

(a)	Trainers: Six-hundred dollars ($600.00) per day (8 hours/day) billed in half-day increments.

(b)	Hand-out Packages: Reimbursed at actual HET cost. Estimated $0.05 per page for copies, actual acquisition cost for re-prints, etc., plus any applicable shipping charges for transfer to training location.

(c)	BodyGem Systems: Seven-dollars ($7.00) per BodyGem Disposable used, no charge for use of other BodyGem Devices

(d)	Travel and Expenses: Actual travel time will not be subject to reimbursement. All reasonable travel expenses, including lodging, meals, transportation, and economy class airfare, and reasonable ancillary travel expenses such as phone, fax or shipping charges related to the training, shall be reimbursed to HET by NSP. Travel must be approved or otherwise requested in advance in writing by NSP.

(e)	All fees and expenses shall be invoiced by HET and reimbursed by NSP within 30 days of date of invoice.

4.6 Written Instructions. HET shall provide to NSP written instructions with the BodyGem Devices and BodyGem Disposables for the correct, proper and safe operation and use of the BodyGem Device.

SECTION 5—SOFTWARE

5.1 Development of BLP Software. HET will develop for NSP within a reasonable time a NSP branded professional software application (a re-badged version of HET’s current BalanceLog PRO™ software product) that would allow each NSP Distributor to track the metabolic

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measurements, nutrition, fitness, and weight loss data of each of his or her enrolled customers. This application is referred to as the “BLP Software”. The parties agree to negotiate in good faith a mutually agreeable license/subscription fee agreement that would apply to NSP’s and NSP Distributors’ copying, use of, and rights to, the BLP Software or, an applicable per-copy purchase price of the BLP Software, upon presentation of the Beta version of the BLP Software to NSP. At NSP’s option, NSP and NSP Distributors shall have similar access and rights to the non-re-badged version of HET’s current BalanceLog PRO™ software product subject to a negotiated, mutually agreeable license or subscription fee agreement for such software. Until such time, the non-re-badged version will be available to NSP and NSP Distributors at HET’s then-current generally available distributor pricing and terms. Whenever the context reasonably permits, the parties shall agree to include all warranties and indemnifications in this Agreement to any software license anticipated under this Section 5.1 in the same manner that they apply to the BodyGem Devices or BodyGem Disposables.

5.2 Maintenance of Software. If the parties agree to pricing and deployment of the BLP Software to NSP Distributors, HET shall maintain the BLP Software for NSP. Maintenance shall include the following: (a) correcting programming errors and other defects and problems in the Software reported by NSP to HET, and (b) keeping the Software in conformance with its applicable documentation and specifications. HET shall make corrections and provide fixes and work-around solutions to NSP as soon as possible and in a competent and professional manner.

5.3 New Versions. HET shall keep the BLP Software, if subject to a license or subscription agreement between the parties, current with the offering of future versions and releases of the BalanceLog PRO™ software product and the same shall be made available by HET to NSP as “BLP Software.”

SECTION 6—INTELLECTUAL PROPERTY

6.1 Ownership. HET has represented and warranted to NSP that the BodyGem System is protected by the HET portfolio of pending and issued patents directed to HET technologies and is proprietary to HET. Based on this representation and warranty, NSP acknowledges HET’s rights of ownership in the patents and other intellectual property in the BodyGem System. This ownership by HET does not extend to or include anything independently developed or created by NSP or NSP Distributors.

6.2 Restrictions. Nothing in this Agreement assigns or conveys to any Party any rights of ownership of any of the trademarks, product names, symbols, slogans, marketing materials, customer lists, know-how or goodwill of the other Party. The BodyGem and HealtheTech trademarks, service marks, and names and the goodwill associated therewith shall belong to HET.

6.3 Indemnification.

(a) HET shall indemnify NSP (and its employees, officers and directors) and NSP

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Distributors against, and hold them harmless from, any and all litigation, arbitration, mediation, judgments, awards, settlements, attorneys’ fees, expenses, costs, damages and losses arising from any claim by any other person or entity that any of the BodyGem System (including any service, device or disposable), as provided, delivered or disclosed by HET to NSP, or NSP’s or NSP Distributor’s use, practice, sale, delivery, performance, marketing, distribution or commercialization thereof: (a) constitutes an infringement, misappropriation or violation of any patent, copyright, trade secret, trademark, service mark or other intellectual property or other right, or (b) as result of a defect in design or manufacture, or as the result of HET’s negligence, has injured or damaged a person, or caused his or her death, or is unsafe or harmful. A products liability claim shall be deemed within the scope of (b) above. However, HET’s indemnification obligations shall not apply to any claim caused by or arising from NSP’s or an NSP Distributor’s negligence or failure to follow the written instructions provided by HET to NSP under Section 4.6.

(b) NSP shall indemnify HET and HET’s suppliers, employees, officers and directors against, and hold them harmless from, any and all litigation, arbitration, mediation, judgments, awards, settlements, attorneys’ fees, expenses, costs, damages and losses arising from any claim by any other person or entity that is harmed in any way from NSP’s use of any BodyGem System that is not in conformance with HET’s written instructions under Section 4.6 for use of the BodyGem System or that is in any way the result of NSP’s negligence in providing BodyGem Services, including put not limited to any unauthorized re-use of the BodyGem Disposables. NSP’s obligation to indemnify and hold harmless does not apply to NSP Distributors or their use of any BodyGem System that is not in conformation with HET’s written instructions or any negligence of NSP Distributors. However, see (c) below.

(c) NSP will include with BodyGem Devices and BodyGem Disposables distributed by NSP to NSP Distributors, such written disclaimers and notices as are included by HET with the devices and disposables when delivered to NSP. Such disclaimers and notices must be the same as those that are generally included by HET in or with BodyGem Devices and BodyGem Disposables sold to customers other than NSP.

6.4 Intellectual Property Notices. NSP will not remove, alter or obscure any patent, copyright or trademark notices included on any BodyGem Devices or BodyGem Disposables delivered to NSP when the same are sold by NSP to NSP Distributors.

SECTION 7—WARRANTIES, DISCLAIMERS AND LIMITATIONS

7.1 Warranty by NSP. NSP represents and warrants that:

(a)	NSP has the right and power to enter into this Agreement.

(b)	This Agreement is not contrary to or in violation of any other agreement to which NSP is a party or any obligation of NSP to another person or entity.

(c)	NSP understands that for safety reasons, the BodyGem Disposables are single-

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use only, that re-use of a BodyGem Disposable is in violation of the written instructions for use of the BodyGem System and that re-use of a BodyGem Disposable could result in transmission of communicable diseases. NSP warrants that it shall comply with Section 6.3 (c) and shall not provide any training or communication to NSP Distributors that is contrary to the written instructions provided under section 4.6 herein.

7.2 Warranty by HET. HET represents and warrants that:

(a)	HET has the right and power to enter into this Agreement and to grant the licenses and rights granted to NSP under this Agreement.

(b)	This Agreement is not contrary to or in violation of any other agreement to which HET is a party or any obligation of HET to another person or entity.

(c)	HET owns or has acquired rights to the proprietary BodyGem System technologies and owns or has secured rights to all known applicable patents, copyrights and other intellectual property thereto.

(d)	With respect to all BodyGem Devices and BodyGem Disposables sold or delivered to NSP under the terms of this Agreement, marketable title to such devices and disposables will pass to NSP upon delivery, free and clear of any liens, encumbrances, or defects in title and of any claims by third parties that may interfere with NSP’s rights under this Agreement.

(e)	The BodyGem System, BodyGem Services, and the BodyGem Devices and BodyGem Disposables sold or delivered to NSP, as provided, delivered or disclosed by HET to NSP, and NSP’s and each NSP Distributor’s use, practice, sale, delivery, performance, marketing, distribution or commercialization thereof (without violating the applicable written instructions of Section 4.6), do not and will not constitute an infringement, misappropriation or violation of any patent, copyright, trade secret, trademark, service mark or other intellectual property or other right of any other person or entity.

(f)	When shipped to NSP, the BodyGem Devices and BodyGem Disposables shall be in an undamaged and merchantable condition.

(g)	For the Warranty Period, the BodyGem Devices and BodyGem Disposables shall not be “defective” (as defined in Section 3.6) and shall conform to their applicable written Specifications. The “Warranty Period” shall be one year beginning on the date that the BodyGem Device or BodyGem Disposable is delivered to NSP. However, for BodyGem Devices and BodyGem Disposables sold by NSP to NSP Distributors, the one year Warranty Period

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shall begin on the date that the device or disposable is delivered to the NSP Distributor, but shall in no event be longer than fifteen (15) months from the date that device or disposable is delivered to NSP.

(h)	The BodyGem System, including the BodyGem services, BodyGem devices and BodyGem disposables, and their practice and use as disclosed or taught by HET in its written instructions under Section 4.6, shall be in conformance with all applicable laws and regulations, including, without limitation, any applicable FDA regulations.

(i)	The BodyGem System is not considered a medical device, and has not been submitted to the FDA for clearance to market as a medical device. Additionally BodyGem Services are not intended to be reimbursable health care services under Medicare / Medicaid. HET warrants that FDA clearance is not required for the BodyGem System and BodyGem Services and that they are non-medical.

7.3 Disclaimers. NO PARTY MAKES ANY WARRANTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED AND EXCLUDED.

7.4 Limitation on Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 8—TERM AND TERMINATION

8.1 Initial Term and Renewals. The initial term of this Agreement shall be 18 months beginning on the date of this Agreement (the “Initial Term”). Unless and until NSP fails to meet a Period Target under Section 2.5 of this Agreement, NSP shall have the right to renew this Agreement on a year to year basis after the 18 month Initial Term, up to a maximum of two twelve-month renewal periods. By mutual written agreement between the Parties, the Parties may further renew this Agreement beyond the two twelve month renewal periods.

8.2 Breach. In the event of a breach by either Party of any of the provisions of this Agreement, the other Party shall have the right to terminate this Agreement at any time if the breaching Party fails to cure said breach within 30 days of receiving written notice of said breach. The notice must describe the breach in reasonable detail to the best of the nonbreaching Party’s knowledge and must indicate how the breach can be cured by the breaching Party if it is curable. If the breaching Party reasonably requires more than 30 days to cure said breach, the 30 day period shall be extended as reasonably necessary to allow completion of the cure, provided that the breaching Party begins the cure within the 30 day period and diligently pursues the cure to

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completion. If the breach is incurable, then the breach shall be deemed cured if the breaching Party pays to the nonbreaching Party the damages suffered by the nonbreaching Party because of the breach and if the breaching Party takes reasonable action to mitigate the damages and to prevent the breach from occurring again. If the existence of the breach is disputed, then this dispute shall first be resolved by arbitration in accordance with Section 9.7. If the arbitrator concludes that a breach has occurred, then the provisions of this Section 8.2 shall apply and the breaching Party shall then have an opportunity to cure. The right of termination shall be in addition to any and all other remedies to which the nonbreaching Party may be entitled.

8.3 Early Termination. Notwithstanding anything herein to the contrary, NSP may terminate this Agreement without cause at any time during the initial Term of this Agreement by giving at least ninety (90) days advance written notice to HET of it’s intent to terminate

8.4 Effect of Termination. Termination of this Agreement shall not release NSP from any obligation to make payments to HET for BodyGem Devices or BodyGem Disposables sales to NSP, or for training provided to NSP and subject to fees under section 4 herein, prior to such termination. Purchase orders placed by NSP and accepted by HET prior to termination shall be filled and delivered by HET in accordance with the terms of the purchase order and applicable terms of this Agreement. Termination of this Agreement shall not apply to or affect any BodyGem Devices or BodyGem Disposables sold or delivered to NSP prior to termination (i.e., this Agreement will continue to govern such devices and disposables), and the License shall continue to apply thereto, including, without limitation, the right for NSP and NSP Distributors to continue to use such BodyGem Devices and BodyGem Disposables to offer and perform BodyGem Services in conformance with the obligations and restrictions of this Agreement.

SECTION 9—GENERAL PROVISIONS

9.1 Governing Law and Forum. This Agreement shall be governed by and enforced in accordance with the laws of the state of Colorado and of the United States of America. Nothing in this Section 9.1 shall determine the jurisdiction or venue of any litigation between the Parties.

9.2 Entire Agreement. This Agreement: (i) represents the entire agreement between the Parties relating to the License and the BodyGem System, (ii) supersedes all prior agreements, understandings, representations and warranties relating to the subject matter of this Agreement, and (iii) may only be amended by a writing signed by both Parties.

9.3 Assignment. In the absence of the other Party’s advance written consent, neither Party shall have the right nor the power to assign or transfer this Agreement or any rights (including the Licenses) under this Agreement or to delegate any duties or responsibilities under this Agreement to any third party. However, such consent is not necessary for an assignment or transfer of this Agreement: (a) by NSP to any person or entity who acquires substantially all of the business assets of NSP, or (b) by HET to any person or entity who acquires substantially all of the business assets of HET. Any assignee or transferee to whom this Agreement is assigned or transferred must agree, in a

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writing delivered to the nonassigning or nontransferring Party, to be bound by this Agreement in the same manner that the assigning or transferring Party is bound by this Agreement.

9.4 Notices. All notices and consents permitted or required under this Agreement must be in writing and shall be delivered to the other Party at the address set forth at the beginning of this Agreement or such substitute address as either Party may specify by written notice to the other party. Notice to HET shall be addressed to the attention of Chief Operating Officer, and notice to NSP shall be addressed to the attention of Chief Executive Officer.

9.5 Headings. Section headings used herein are for convenience only and shall not be used to broaden or limit this Agreement.

9.6 Severability. If any provision in this Agreement is invalid or unenforceable, such provision shall be construed, limited, or if necessary, severed to the extent necessary to eliminate such invalidity or unenforceability, and all other provisions of this Agreement shall remain in effect.

9.7 Dispute Resolution and Arbitration. In the event of any dispute between the Parties relating to this Agreement or its subject matter, they shall first seek to amicably resolve or settle the dispute in good faith by mutual agreement. If they have not reached a resolution or settlement within 30 business days, then either party may thereafter submit the dispute to arbitration, and if so submitted, shall be finally settled by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association or its successor. The Parties shall attempt to mutually agree upon a neutral arbitrator within 30 days of submission to arbitration. If the Parties cannot reach such agreement, they shall request the American Arbitration Association or its successor to promptly designate a neutral arbitrator. The arbitration shall be conducted in Denver, Colorado if the arbitration is demanded by NSP. The arbitration shall be conducted in Salt Lake City, Utah if the arbitration is demanded by HET. The decision by the arbitrator shall be binding and conclusive upon the Parties, their successors, assigns and trustees and they shall comply with such decision in good faith, and each Party hereby submits itself to the jurisdiction of the courts of the place where the arbitration is held, but only for the entry of judgment or for the enforcement of the decision of the arbitrator hereunder. Judgment upon the award may be entered in any court having jurisdiction.

9.8 Relationship. Neither Party is the partner, joint venturer, agent or representative of the other Party. NSP and HET are independent contractors. There is no employment or agency relationship between the Parties. Neither Party has the authority to make any representations or warranties or incur any obligations or liabilities on behalf of the other Party. Neither Party shall make any representation to a third party inconsistent with this Section 9.8.

9.9 Construction. This Agreement represents the wording selected by the Parties to define their agreement and no rule of strict construction shall apply against or in favor of either Party.

9.10 Waiver. Any waiver of, or promise not to enforce, any right under this Agreement shall not be enforceable unless evidenced by a writing signed by the Party making said waiver or

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promise.

9.11 Remedies. Any remedies set forth in this Agreement are not exclusive, and either Party will be entitled alternatively or cumulatively to damages for breach of this Agreement and to any other available legal or equitable remedies.

9.12 Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

9.13 Execution. This Agreement may be executed in any number of duplicate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The persons signing below represent that they are duly authorized to execute this Agreement for and on behalf of the Party for whom they are signing.

AGREED TO AND ACCEPTED BY:

HealtheTech, Inc. (“HET”)

By (Signature):	/s/ James R. Mault
Name:	James R. Mault, MD
Title:	CEO

Nature’s Sunshine Products, Inc. (“NSP”)

By (Signature):	/s/ Craig D. Huff
Name (print):	Craig D. Huff
Title:	Chief Financial Officer

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EXHIBIT A

Description of the BodyGem System

(including services, devices and disposables)

I.	BodyGem Devices:

a.	BodyGem System Kit—PN 100-001-01. Includes BodyGem Metabolic Meter, power adapter, 1 single use disposable mouthpiece, 1 single use disposable facemask, User Guide instructions for use and BodyGem case.

II.	BodyGem Disposables:

a.	Single Use Disposable Mouthpiece
i.	3 pack—PN 100-0020-01
ii.	25 pack—PN 100-0006-01

b.	Single Use Disposable Facemask (available in small, medium and large sizes)
i.	3 pack
ii.	25 pack

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